Exhibit 99.1
FORM 51-102F3
MATERIAL CHANGE REPORT
1.	Name and Address of Company

Inco Limited 145 King Street West Suite 1500 Toronto, Ontario M5H 4B7

2.	Date of Material Change

July 28, 2006

3.	News Release

A press release with respect to the material change referred to in this report was issued by Inco Limited (“Inco”) on July 28, 2006 through the facilities of Canada Newswire and filed on the System for Electronic Document Analysis and Retrieval (“SEDAR”).

4.	Summary of Material Change

On July 28, 2006, Inco announced that its offer (the “Offer”) to acquire all of the outstanding common shares of Falconbridge Limited (“Falconbridge”) had expired at midnight (Vancouver time) on July 27, 2006 (the “Expiry Time”). At the Expiry Time, the Minimum Tender Condition (as defined in the Offer) had not been satisfied. Accordingly, Inco elected not to extend the Offer and did not take up any common shares of Falconbridge under the Offer.

On July 28, 2006, Inco also provided notice to Falconbridge that it was terminating the Support Agreement (as defined below) in accordance with its terms. Under the terms of the Support Agreement, an enhanced expense payment of US$150 million was paid by Falconbridge to Inco as a result of Inco’s termination of the Support Agreement due to the Minimum Tender Condition not having been satisfied and, upon the acquisition of Falconbridge common shares by Xstrata Canada Inc. (a wholly-owned subsidiary of Xstrata plc) under its offer to purchase all of the outstanding common shares of Falconbridge (the “Xstrata Offer”), a further US$300 million will become payable by Falconbridge to Inco.

As a result of the expiration of the Offer, the definitive agreement entered into by Inco, Falconbridge and LionOre Mining International Ltd. (“LionOre”) with respect to the divestiture of the Nikkelverk refinery and related assets has been terminated. This agreement was conditioned on the successful completion of the Offer and, as a result of its termination, a fee of US$32.5 million was paid by Inco to LionOre.

On July 28, 2006, Inco also terminated the Amended and Restated Loan Agreement dated as of July 26, 2006 between Inco Limited and the Lead Arrangers (as defined in the Offer) (the “Loan Agreement”) in accordance with its terms and delivered a notice to the Lead Arrangers to that effect.

5.	Full Description of Material Change

On July 28, 2006, Inco announced that the Offer had expired at midnight (Vancouver time) on July 27, 2006. At the Expiry Time, fewer than 50.01% of the Falconbridge common shares outstanding at the Expiry Time (calculated on a fully diluted basis) had been validly deposited under the Offer and not withdrawn, with the result that the Minimum Tender Condition under the Offer had not been satisfied. Accordingly, Inco elected not to extend the Offer, did not take up any common shares of Falconbridge under the Offer and instructed CIBC Mellon Trust Company, the depositary under the Offer, to return all Falconbridge common shares tendered to the Offer.

On July 28, 2006, Inco also provided notice to Falconbridge that it was terminating the support agreement (as amended, the “Support Agreement”) originally entered into by Inco and Falconbridge on October 10, 2005, as subsequently amended on January 12, 2006, February 20, 2006, March 21, 2006, May 13, 2006, June 25, 2006 and July 16, 2006, respectively, in accordance with its terms as a result of the Minimum Tender Condition not having been satisfied and Inco’s decision not to extend the Offer. Accordingly, under the terms of the Support Agreement, an enhanced expense payment of US$150 million was paid by Falconbridge to Inco and, upon the acquisition of Falconbridge common shares under the Xstrata Offer, a further US$300 million will become payable by Falconbridge to Inco.

As a result of the expiration of the Offer, the definitive agreement entered into by Inco, Falconbridge and LionOre with respect to the divestiture of the Nikkelverk refinery and related assets has been terminated. This agreement was conditioned on the successful completion of the Offer and, as a result of its termination, a fee of US$32.5 million was paid by Inco to LionOre.

On July 28, 2006, Inco also terminated the Loan Agreement in accordance with its terms and delivered a notice to the Lead Arrangers to that effect. The original Loan Agreement, dated as of December 22, 2005, was amended and restated as of July 26, 2006 to provide for an increase in the total credit facility available to Inco from US$4 billion to US$5.5 billion and to incorporate the prior amendments to the original Loan Agreement. Inco terminated the Loan Agreement because it believes that it no longer needs the loan facilities available thereunder due to the expiry of the Offer.

6.	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, Simon A. Fish, Executive Vice President, General Counsel and Secretary of Inco may be contacted at (416) 361-7511.

9.	Date of Report

August 1, 2006